EXHIBIT 33.2

(Wells Fargo Logo)                                      Corporate Trust Services
                                                         9062 Old Annapolis Road
                                                         Columbia, MD 21045-1951
                                                                410 884-2000
                                                                410 715-2380 Fax

                                                          Wells Fargo Bank, N.A.

           ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

Corporate Trust Services division of Wells Fargo Bank, National Association (the
"Company") provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the
Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e. transaction-level reporting required under the
Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, commercial mortgage-backed securities and other asset-backed securities, for which the Company provides master servicing, trustee, securities administration or paying agent services, excluding transactions issued by agency or instrumentality of the U.S. government sponsored entity (the "Platform").

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the
Item 1122(d) servicing criteria in regards to the activities performed by the
Company, except for the following criteria: 1122(d)(1)(iii), 1122(d)(4)(ii),
1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x),
1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the "Applicable Servicing Criteria").

Period: Twelve months ended December 31, 2006 (the "Period").

Third parties classified as vendors: With respect to servicing criteria 1122(d)
(4) (i), the Company has engaged various vendors to handle certain Uniform
Commercial Code filing functions required by the servicing criteria ("vendors").
The Company has determined that none of these vendors is a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company elects to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of
Corporation Finance Manual of Publicly Available Telephone Interpretations
("Interpretation 17.06"). The Company has policies and procedures in place to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply
Interpretation 17.06 for the vendors and related criteria.

With respect to the Platform and the Period, the Company provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

      1.    The Company is responsible for assessing the its compliance with the
            Applicable Servicing Criteria.

      2.    The Company has assessed compliance with the Applicable Servicing
            Criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

      3.    Other than as identified on Schedule A hereto, as of and for the
            Period, the Company was in material compliance with the Applicable
            Servicing Criteria. Any material instances of noncompliance by a vendor of which the Company is aware and any material deficiency in the Company's policies and procedures to monitor vendors' compliance that the Company has identified is specified on Schedule A hereto.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the management's assertion of compliance with the Applicable
Servicing Criteria as of and for the Period.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/ Brian Bartlett
Its:   Executive Vice President
Dated: March 1, 2007

(Wells Fargo Logo)                                      Corporate Trust Services
                                                         9062 Old Annapolis Road
                                                         Columbia, MD 21045-1951
                                                                410 884-2000
                                                                410 715-2380 Fax

                                                          Wells Fargo Bank, N.A.

                                   Schedule A

               MATERIAL INSTANCES OF NONCOMPLIANCE BY THE COMPANY

1122(d)(3)(i)-Delinquency Reporting - During the reporting period, certain monthly investor or remittance reports included errors in the calculation and/or the reporting of delinquencies for the pool assets, which errors may or may not have been material. All such errors were the result of data processing errors and/or the mistaken interpretation of data provided by other parties participating in the servicing function. All necessary adjustments to data processing systems and/or interpretive clarifications have been made to correct those errors and to remedy related procedures.

                MATERIAL INSTANCES OF NONCOMPLIANCE BY ANY VENDOR

                                      NONE

 MATERIAL DEFICIENCIES IN COMPANY'S POLICIES AND PROCEDURES TO MONITOR VENDOR'S
                                   COMPLIANCE

                                      NONE